Company Contact: William A. Garrard Chief Financial Officer (425) 487 - 4333 www.Mackie.com
FOR IMMEDIATE RELEASE

Mackie Designs Announces $43.5 Million Refinancing

                WOODINVILLE, Wash. — April 8, 2003 — Mackie Designs Inc. (OTC BB:MKIE) today announced  the restructuring of its credit facilities. Completed on March 31, 2003, the new credit facility provides for up to $43.5 million for Mackie’s U.S. and United Kingdom operations.  The facility consists of a revolving line of credit of up to $26 million and a term loan of $2.5 million with Congress Financial Corporation, a three-year term loan of $11 million with U.S. Bank and a $4 million four-year subordinated note with Sun Mackie, LLC. As part of the transaction the company has issued warrants to Sun Mackie, LLC to purchase 1.2 million common shares at $0.01 per share.

“We are very pleased to complete this important refinancing and particularly pleased to have had the significant backing of Sun Capital Partners, an affiliate of our new majority owner. With $700 million in committed capital and annual portfolio sales of greater than $5 billion, Sun Capital has significant resources to assist us in our efforts to improve existing operations and to pursue new potential opportunities,” said chief executive officer Jamie Engen.

About Sun Capital Partners

                Sun Capital Partners is a leading private investment firm focused on investing in market-leading companies that can benefit from its in-house operating professionals and experience.  Sun Capital has invested in approximately 45 companies since its inception in 1995 with combined revenues in excess of $5 billion.  For more information, visit www.suncappart.com.

About Mackie Designs

                Mackie Designs is a leading designer, manufacturer and marketer of professional audio equipment.  The Company sells audio mixers, mixer systems, power amplifiers, and professional loudspeakers.  For more information, visit  www.mackie.com.

Forward-Looking Statements

                This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses, the possible need for additional capital, the ability of Sun Capital to assist the Company in its efforts to improve existing operations and pursue new opportunities, the ability of the Company to reduce costs and increase productivity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

“Mackie” is a registered trademark of Mackie Designs Inc. in the United States and other countries.

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